Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Mangoceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, pursuant to public offering prospectus(2)	457(c)	5,750,000 shares	(3)	$0.72	$4,140,000.00	$0.0001476	$611.06
Fees to Be Paid	Equity	Representative’s Warrants(4)	457(g)	—		—	—	—	—
Fees to Be Paid	Equity	Shares of Common Stock, issuable upon exercise of the Representative’s Warrant(5)	457(g)	402,500 shares		$0.90	$362,250.00	$0.0001476	$53.47
Total Offering Amounts							$4,502,250.00		$664.53
Total Fees Previously Paid									$—
Total Fee Offsets									—
Net Fee Due									$664.53

(1)	Includes additional shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.79 (high) and $0.65 (low) sale price of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 8, 2023, which date is within five business days prior to filing this Registration Statement.

(4)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to seven percent (7%) of the shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price.